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Exhibit 3.14

CERTIFICATE OF INCORPORATION

OF

JUNO INTERNET SERVICES, INC.

ARTICLE I.

        The name of this Corporation is Juno Internet Services, Inc.

ARTICLE II.

        The address of the registered office of the Corporation in the State of Delaware and the county of Kent is 9 East Loockerman Street, Dover, Delaware 19901and the name of the registered agent at that address is National Registered Agent, Inc.

ARTICLE III.

        The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV.

        The name of the Corporation's incorporation is Erin Peyton and the incorporator's mailing address is Brobeck, Phelger & Harrison LLP, 1633 Broadway, 47th floor, New York, New York 10019.

ARTICLE V.

        This Corporation is authorized to issue one hundred (100) shares of stock, par value $0.01 per share, all of which shall be designated "Common Stock."

ARTICLE VI.

        A director of the Corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law of the State of Delaware is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware as so amended.

        Any repeal or modification of the foregoing provisions of this Article VI by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE VII.

        The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

 ARTICLE VIII.

        Election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE IX.

        The number of directors which shall constitute the whole Board of Directors of the Corporation shall be fixed from time to time by, or in the manner provided in, the Bylaws of the Corporation or in an amendment thereof duly adopted by the Board of Directors of the Corporation or by the stockholders of the Corporation.

ARTICLE X.

        Meetings of stockholders of the Corporation may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors of the Corporation or in the Bylaws of the Corporation.

ARTICLE XI

        Except as otherwise provided in this Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

ARTICLE XII

        The Corporation may, to the fullest extent permitted by section 145 of the General Corporation Law of Delaware, as amended from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom.

        Indemnification may include payment by the Corporation of expenses in defending an action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the person indemnified to repay such payment if it is ultimately determined that such person is not entitled to indemnification under this Article, which undertaking may be accepted without reference to the financial ability of such person to make such repayment.

        The Corporation shall not indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person unless the initiation thereof was approved by the Board of Directors of the Corporation.

        The indemnification rights provided in this Article Twelve (i) shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any law, agreement or vote of stockholders or disinterested director as or otherwise, and (ii) shall inure to the benefit of the heirs, executors and administrators of such persons. The Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the

Corporation or other persons serving the Corporation and such rights maybe equivalent to, or greater or less than, those set forth in this Article.

        EXECUTED at New York, New York, on June 26, 2000.

/s/ Erin Peyton Erin Peyton Incorporator

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  Exhibit 3.14
CERTIFICATE OF INCORPORATION OF JUNO INTERNET SERVICES, INC.
ARTICLE I.
ARTICLE II.
ARTICLE III.
ARTICLE IV.
ARTICLE V.
ARTICLE VI.
ARTICLE VII.
ARTICLE VIII.
ARTICLE IX.
ARTICLE X.
ARTICLE XI
ARTICLE XII